     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1999
                                    REGISTRATION NOS. 333-85773 AND 333-85773-01




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------



   STARWOOD HOTELS &                                            STARWOOD
RESORTS WORLDWIDE, INC.                                     HOTELS & RESORTS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MARYLAND                                                  MARYLAND
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

       6500                                                      6798
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

     52-1193298                                              52-0901263
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                             777 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 640-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            VISTANA, INC. STOCK PLAN

                            (Full Title of the Plan)


                               JONATHAN H. YELLEN
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                             777 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 640-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


                      ------------------------------------

                                    COPY TO:
                                SCOTT M. FREEMAN
                                 SIDLEY & AUSTIN
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-2000

                             INTRODUCTORY STATEMENT

         Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Starwood"), and Starwood Hotels & Resorts, a Maryland real estate investment trust (the "Trust" and, together with Starwood, the "Registrants"), hereby amend their Registration Statement on Form S-4 (Registration Nos. 333-85773 and 333-85773-01) (the "S-4") by filing this Post-Effective Amendment No. 1 on Form S-8.

         On October 1, 1999, Vistana, Inc., a Florida corporation ("Vistana") merged with and into Fire Acquisition Corp. ("Fire"), a Florida corporation and a wholly owned subsidiary of Starwood, with Fire as the surviving corporation (the "Merger") as contemplated by the Agreement and Plan of Merger dated as of July 18, 1999, as amended (the "Merger Agreement") among Starwood, Fire and Vistana. Prior to the Merger, Vistana had outstanding non-qualified stock options ("Company Stock Options") under the Vistana, Inc. Stock Plan (the "Plan").

         At the effective time of the Merger (the "Effective Time"), each Company Stock Option that was outstanding immediately prior to the Effective Time pursuant to the Plan was assumed by Starwood and became and represented an option (a "Substitute Option") to purchase the number (rounded to the nearest full share, or if there shall not be a nearest share, the next greater full share) of units of Starwood stock ("Units"), each of which consists of one share of common stock of Starwood (together with the associated preferred stock purchase rights) and one class B share of beneficial interest of the Trust, determined by multiplying (i) the number of shares of common stock of Vistana (the "Underlying Shares") subject to such Company Stock Option immediately prior to the Effective Time by (ii) 0.4667, at an exercise price per Unit (rounded up to the nearest tenth of a cent) equal to the difference (the "Difference") between (A) the exercise price per share of common stock of Vistana for such Company Stock Option immediately prior to the Effective Time divided by 0.4667 and (B) $5.00 divided by 0.4667. Each Substitute Option is vested only to the extent that the predecessor Company Stock Option was, pursuant to its terms, vested at the Effective Time, including vesting which occurred as a result of the Merger. To the extent the Difference is a negative number, the Difference shall be deemed to be zero and Starwood shall promptly after the Effective Time pay to the holder of each such vested Company Stock Option an amount of cash equal to the absolute value of the Difference times the number of Underlying Shares subject to such option. Starwood shall pay cash to holders of Company Stock Options in lieu of issuing fractional Units upon the exercise of Substitute Options. After the Effective Time, each Substitute Option shall be exercisable in full until the earlier of the expiration date of the related Company Stock Option or the date such related Company Stock Option would have become unexercisable due to the optionee's termination of employment and, except as otherwise provided above, shall be subject to the same terms and conditions as were applicable under the related Company Stock Option immediately prior to the Effective Time.

         This Post-Effective Amendment relates to the offer and sale after the Effective Time, as defined in the Merger Agreement, of Units, pursuant to and in accordance with the Substitute Options.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents heretofore filed by the Registrants with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

1. The Registrants' Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/A filed May 17, 1999;

2. The Registrants' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

3. The Registrants' Current Reports on Form 8-K filed on July 23, 1999, July 21, 1999, May 28, 1999, May 7, 1999, March 15, 1999, January 21,
         1999 and January 8, 1999;

4. The description of the Units contained in the Registration Statements on Form 8-A filed March 15, 1999, December 21, 1998 and October 3, 1986; and

5.       Starwood's proxy statement dated April 20, 1999.

         All documents filed by the Registrants pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         The consolidated balance sheets of the Registrants as of December 31, 1998 and 1997 and the consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, and schedules, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon their authority as experts in accounting and auditing in giving said reports.

         The legal matters in connection with the issuance and due authorization of the Units being registered hereby have been passed upon by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, special Maryland counsel to Starwood.

Item 6.           Indemnification of Directors and Officers.

         The Maryland General Corporation Law, as amended (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter (the "Charter") of Starwood contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

         Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") permits a Maryland real estate investment trust (a "Maryland REIT") to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Amended and Restated Declaration of Trust, as amended (the "Trust Declaration"), of the Trust contains such a provision which eliminates such liability to the fullest extent permitted by the Maryland REIT Law for acts or omissions after June 6, 1988.

         The Charter and the Trust Declaration provide that Starwood and the Trust, respectively, shall indemnify, to the fullest extent permitted by law, all persons who may be indemnified pursuant to the MGCL and Maryland REIT Law, respectively. The MGCL requires a corporation or a Maryland REIT (unless its charter or declaration provides otherwise, which the Charter and the Trust Declaration do not) to indemnify a director, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation or Maryland REIT to indemnify its present and former directors, trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director, trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director, trustee or officer actually received an improper personal benefit in money, property or services or
(c) in the case of any criminal proceeding, the director, trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation or a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation or the Maryland REIT or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation or a Maryland REIT to advance reasonable expenses to a director, trustee or officer upon the receipt by the corporation or the Maryland REIT of
(a) a written affirmation by the director, trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation or the Maryland REIT and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation or the Maryland REIT if it shall ultimately be determined that the standard of conduct was not met.

         The Trust Declaration provides that no Trustee, officer or agent of the Trust shall be liable or held to any personal liability whatsoever for an obligation or contract of the Trust. In addition, the Trust Declaration provides that the provisions of the MGCL which set forth the standard of care required of directors of corporations organized under the laws of the State of Maryland, and all other statutory or decisional law which sets forth the standard of care required of officers, employees and agents for corporations organized under the laws of the State of Maryland, shall be fully applicable to the Trust, and to the Trustees, officers, employees and agents of the Trust, as if the Trust were a corporation organized under the laws of the State of Maryland and its Trustees, officers, employees and agents were, respectively, directors, officers, employees and agents of such corporation.

         Starwood and the Trust have entered into indemnification agreements with their directors, trustees and executive officers providing for the maintenance of directors, trustees and officers liability insurance, subject to certain conditions, and the indemnification of and advancement of expenses to such trustees and executive officers.

Item 7.           Exemptions from Registration Claimed.

         Not Applicable.

Item 8.           Exhibits.

         (a) The following is a list of Exhibits included as part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Items marked with two asterisks are filed herewith.

4.1 Amended and Restated Articles of Incorporation of Starwood, as of February 1, 1995, as amended and supplemented through March 26, 1999 (incorporated by reference to Exhibit 3.2 to Starwood's and the Trust's Joint Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/A filed May 17, 1999).

4.2 Amended and Restated Declaration of Trust of the Trust, as amended through April 16, 1999 (incorporated by reference to Exhibit 3.1 to Starwood's and the Trust's Joint

           Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (the "1999 Form 10-Q1")).

4.3 Bylaws of Starwood, as amended through April 15, 1999 (incorporated by reference to Exhibit 3.4 to the 1999 Form 10-Q1).

4.4 Bylaws of the Trust, as amended through April 16, 1999 (incorporated by reference to Exhibit 3.3 to the 1999 Form 10-Q1).

4.5 Amended and Restated Intercompany Agreement dated as of January 6, 1999, between Starwood and the Trust (incorporated by reference to Exhibit 3 to the Trust's Registration Statement on Form 8-A filed on December 21, 1998, except that on January 6, 1999, the Intercompany Agreement was executed and dated as of January 6, 1999).

4.6 Rights Agreement dated as of March 15, 1999, between Starwood and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4 to Starwood's and the Trust's Joint Current Report on Form 8-K dated March 15, 1999).

4.7 Vistana, Inc. Stock Plan as amended through May 15, 1998 (incorporated by reference to Exhibit 4.1 to Vistana's Registration Statement on Form S-8 (Reg. No. 333-53283)).

*5.1       Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1       Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
           Exhibit 5.1).

**23.2     Consent of Arthur Andersen LLP.

24.1       Powers of Attorney (contained in the signature pages to the S-4).

*  Previously filed.

** Filed herewith.

(b)      Not applicable.

Item 9.           Undertakings.

         (a) The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this Seventh day of October, 1999.


                                       STARWOOD HOTELS & RESORTS WORLDWIDE, INC.



                                       By: /s/ Ronald C. Brown
                                           ------------------------------------
                                           Ronald C. Brown
                                           Executive Vice President and
                                           Chief Financial Officer


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                             Title                                        Date
---------                                             -----                                        ----
              *                                       Chairman, Chief Executive                    October 7, 1999
----------------------------------                    Officer and Director
Barry S. Sternlicht                                   (Principal Executive
                                                      Officer)

              *                                       Executive Vice President                     October 7, 1999
----------------------------------                    and Chief Financial Officer
Ronald C. Brown                                       (Principal Financial and
                                                      Accounting Officer)

              *                                       Director                                     October 7, 1999
----------------------------------
Brenda C. Barnes

              *                                       Director                                     October 7, 1999
----------------------------------
Juergen Bartels

              *                                       Director                                     October 7, 1999
----------------------------------
Jean-Marc Chapus

              *                                       Director                                     October 7, 1999
----------------------------------
Bruce W. Duncan

              *                                       Director                                     October 7, 1999
----------------------------------
Jonathan D. Eilian

              *                                       Director                                     October 7, 1999
----------------------------------
Madison F. Grose

                                                      Director                                    October __, 1999
----------------------------------
Eric Hippeau

              *                                       Director                                     October 7, 1999
----------------------------------
Earle F. Jones

              *                                       Director                                     October 7, 1999
----------------------------------
L. Dennis Kozlowksi

              *                                       Director                                     October 7, 1999
----------------------------------
Michael A. Leven

              *                                       Director                                     October 7, 1999
----------------------------------
George J. Mitchell

              *                                       Director                                     October 7, 1999
----------------------------------
Stephen R. Quazzo

              *                                       Director                                     October 7, 1999
----------------------------------
Daniel H. Stern

              *                                       Director                                     October 7, 1999
----------------------------------
Raymond S. Troubh

              *                                       Director                                     October 7, 1999
----------------------------------
Daniel W. Yih

*By: /s/ Ronald C. Brown
     -----------------------------
         Ronald C. Brown
         Attorney-in-Fact

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this Seventh day of October, 1999.


                                      STARWOOD HOTELS & RESORTS



                                      By: /s/ Ronald C. Brown
                                          -------------------------------------
                                          Ronald C. Brown
                                          Vice President, Chief Financial
                                            Officer and Chief Accounting Officer


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                             Title                                        Date
---------                                             -----                                        ----
              *                                       Chairman, Chief Executive                    October 7, 1999
----------------------------------                    Officer and Trustee
Barry S. Sternlicht                                   (Principal Executive
                                                      Officer)

              *                                       Vice President, Chief                        October 7, 1999
----------------------------------                    Financial Officer and
Ronald C. Brown                                       Chief Accounting Officer

              *                                       Trustee                                      October 7, 1999
----------------------------------
Brenda C. Barnes

              *                                       Trustee                                      October 7, 1999
----------------------------------
Juergen Bartels

              *                                       Trustee                                      October 7, 1999
----------------------------------
Jean-Marc Chapus

              *                                       Trustee                                     October 7, 1999
----------------------------------
Bruce W. Duncan

              *                                       Trustee                                     October 7, 1999
----------------------------------
Jonathan D. Eilian

              *                                       Trustee                                     October 7, 1999
----------------------------------
Madison F. Grose


----------------------------------                    Trustee                                     October _, 1999
Eric Hippeau

              *                                       Trustee                                     October 7, 1999
----------------------------------
Earle F. Jones

              *                                       Trustee                                     October 7, 1999
----------------------------------
L. Dennis Kozlowksi

              *                                       Trustee                                     October 7, 1999
----------------------------------
Michael A. Leven

              *                                       Trustee                                     October 7, 1999
----------------------------------
George J. Mitchell

              *                                       Trustee                                     October 7, 1999
----------------------------------
Stephen R. Quazzo

              *                                       Trustee                                     October 7, 1999
----------------------------------
Daniel H. Stern

              *                                       Trustee                                     October 7, 1999
----------------------------------
Raymond S. Troubh

              *                                       Trustee                                     October 7, 1999
----------------------------------
Daniel W. Yih

*By: /s/ Ronald C. Brown
     -----------------------------
         Ronald C. Brown
         Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER             DESCRIPTION OF EXHIBIT
------             ----------------------
4.1       Amended and Restated Articles of Incorporation of Starwood, as of
          February 1, 1995, as amended and supplemented through March 26, 1999
          (incorporated by reference to Exhibit 3.2 to Starwood's and the
          Trust's Joint Annual Report on Form 10-K for the year ended December
          31, 1998, as amended by the Form 10-K/A filed May 17, 1999).

4.2 Amended and Restated Declaration of Trust of the Trust, as amended through April 16, 1999 (incorporated by reference to Exhibit 3.1 to
          Starwood's and the Trust's Joint Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (the "1999 Form 10-Q1")).

4.3 Bylaws of Starwood, as amended through April 15, 1999 (incorporated by reference to Exhibit 3.4 to the 1999 Form 10-Q1).

4.4 Bylaws of the Trust, as amended through April 16, 1999 (incorporated by reference to Exhibit 3.3 to the 1999 Form 10-Q1).

4.5       Amended and Restated Intercompany Agreement dated as of January 6,
          1999, between Starwood and the Trust (incorporated by reference to Exhibit 3 to the Trust's Registration Statement on Form 8-A filed on
          December 21, 1998, except that on January 6, 1999, the Intercompany
          Agreement was executed and dated as of January 6, 1999).

4.6       Rights Agreement dated as of March 15, 1999, between Starwood and
          ChaseMellon Shareholder Services, L.L.C., as Rights Agent
          (incorporated by reference to Exhibit 4 to Starwood's and the Trust's
          Joint Current Report on Form 8-K dated March 15, 1999).

4.7 Vistana, Inc. Stock Plan as amended through May 15, 1998 (incorporated by reference to Exhibit 4.1 to Vistana's Registration Statement on Form S-8 (Reg. No. 333-53283)).

*5.1      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit
          5.1).

**23.2    Consent of Arthur Andersen LLP.

24.1      Powers of Attorney (contained in the signature pages to the S-4).

----------------
*  Previously filed.
** Filed herewith

                                 Exhibit Index
                                 -------------

Exhibit No.    Description
-----------    -----------
23.2           Consent of Independent Accountants